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                                                                    Exhibit 99.1
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FOR IMMEDIATE RELEASE:                                        NEWS
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August 17, 2001                                               Nasdaq-ACTT


                    ACT TELECONFERENCING CHAIRMAN CONFIRMS
                    INCREASING ACT STOCK OWNERSHIP POSITION

DENVER -- ACT Teleconferencing, Inc. (Nasdaq-ACTT), a leading independent worldwide provider of audio, video, data and Web-based conferencing products and services, today confirmed Chairman Gerald D. Van Eeckhout's purchase of 150,000 shares of ACT stock by way of exercising options. The purpose of the transaction was to exercise the stock options to increase his long-term holdings in the Company.

Van Eeckhout said he had no plans to dispose of any significant amounts of ACT stock. "Carolyn and I have never sold any of our ACT stock in the 12 years we have held it, although we have made a few gifts to family members, certain individuals and faith-based organizations; and from time to time, may sell a small amount for personal reasons."

The Company also confirmed the transfer during July of ownership of 500,000 shares from Carolyn Van Eeckhout's sole ownership to joint ownership by Carolyn and Gerald Van Eeckhout.

Van Eeckhout also said he and Carolyn had pledged 175,000 shares and other assets to finance the purchase of additional shares in ACT and filed the appropriate forms, as required by law. The margined shares must be reported as a sale every 3 months under SEC regulations, but these shares are not intended to be sold.

Established in 1990, ACT Teleconferencing, Inc. is an independent provider of audio, video, data and Internet conferencing products and services to corporations, educational organizations and governmental entities worldwide.
The Company's operations have grown from the original single location in Denver to 13 service delivery centers and sales offices in 10 countries. ACT's headquarters are located in Denver with sales and service delivery centers in New Jersey, Dallas, Denver, Toronto, Ottawa, London, Paris, Brussels, Amsterdam, Frankfurt, Hong Kong, Singapore, Sydney and Adelaide. The Company's Internet address is www.acttel.com.
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Statements made in this news release that are not historical facts may be forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement. Important factors that could cause actual results to differ materially from those anticipated by any forward-looking information include, but are not limited to, future economic
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conditions, competitive services and pricing, new competitor entry, financing, the delivery of services under existing contracts and other factors. For a more detailed description of the factors that could cause such a difference, please see ACT's filings with the Securities and Exchange Commission. ACT disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. This information is presented solely to provide additional information to further understand the results of ACT.


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CONTACTS:
ACT Teleconferencing, Inc.                                 Pfeiffer High Public Relations, Inc.
Liza Rygg, IR/Corporate Communications Manager             KC Ingraham or Jay Pfeiffer
Ph: 303/235-9000                                           Ph: 303/393-7044
E-mail: lrygg@corp.acttel.com                              E-mail: kc@pfeifferhigh.com
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